Exhibit 10.27

Invesco Ltd.
1331 Spring Street NW
Atlanta, GA 30309
Telephone +1 404 479 1095
www.invesco.com

January 2, 2024

Martin L. Flanagan

Dear Marty:

This letter amends the letter agreement (the “Agreement”), dated February 28, 2023, between you and Invesco Ltd. and its subsidiaries (collectively, the “Company”) regarding your retirement from the Company in the following respects effective as of the date hereof.

Paragraph 4(d) of the Agreement is hereby amended in its entirety to read as follows:

(d)    As of January 2, 2024, you will receive accelerated vesting of all your unvested time-based restricted stock awards. As of July 15, 2024, you will receive accelerated vesting of all your unvested performance-based equity awards (with vesting being at 100% of the performance criteria). Both vesting events will include the awards otherwise scheduled to vest February 28, 2024.

Paragraph 5 of the Agreement is hereby amended in its entirety to read as follows:

5.    The payments and actions referenced in Paragraph 4 are conditioned upon (i) your execution of the Discretionary Vesting Agreement in the form attached hereto as Exhibit B and (ii) until your Retirement Date, your continued cooperation to ensure a smooth and comprehensive transition of all your duties, responsibilities and outstanding items to the CEO of the Company and other employees of the Company the CEO may designate from time-to-time.

Please sign and return this letter to my attention at your earliest convenience.

Sincerely,

/s/ Jeffrey Kupor

Jeffrey Kupor
Senior Managing Director and General Counsel
Invesco Ltd.

I hereby acknowledge that I understand and agree to the terms herein.

Martin L. Flanagan

Signature:    /s/ Martin L. Flanagan

Date:         January 2, 2024